For period ending  06/30/97
File number 811 -  4692


77 C.  Matters submitted to a vote of security holders


a.  Meeting of shareholders - June 27, 1997

b.  Nancy Englander              Helmut Mader
    David I. Fisher              Teresa E. Martini
    Khalil Foulathi              John G. McDonald
    Beverly L. Hamilton          William Robinson
    Raymond Kanner               Patricia A. Small
    Marinus W. Keijzer           Walter P. Stern
    Hugh G. Lynch                Shaw B. Wagener


c. Approval or disapproval of an increase in the authorized capital stock of the fund from 200 million shares to 400 million shares.

    Votes:  Affirmative       Negative         Abstain

            145,269,060.523   1,802,236.104    8,715.777


d. Approval or disapproval to convert the Fund from close-end fund to an open-end, "interval fund" status.

    Votes:  Affirmative       Negative         Abstain

            145,036,269.062   1,548,784.920    494,958.422


e. Approval or disapproval to amend the Articles of Incorporation of the Fund to reflect the ability of the Board of Directors to increase or decrease the authorized capital stock of the Fund.

    Votes:  Affirmative       Negative         Abstain

            138,466,610.096   8,118,443.886    494,958.422


f. Approval or disapproval to amend certain provisions regarding the redeemability of the Fund's shares in the Articles of Incorporation, reflecting the ability of the Board of Directors to set standards, from time to time, applicable to the redemption of Fund shares.

    Votes:  Affirmative       Negative         Abstain

            146,206,067.667   378,986.315      494,958.422

g. Approval or disapproval to amend investment policy to permit the Fund to borrow from a bank for temporary or emergency purposes in amounts not exceeding
    5% of its assets, based on current value, and amending the By-laws of the Fund to reflect such amendment.

    Votes:  Affirmative       Negative         Abstain

            145,948,785.840   378,986.315      752,240.249


h. Approval or disapproval to terminate the existing shareholders' agreement, and amend the Articles of Incorporation by incorporating the restrictions on the transferability of shares currently provided under the Fund's shareholder's agreement.

    Votes:  Affirmative       Negative         Abstain

            144,673,075.021   1,708,641.375    698,296.008


i. Ratification or rejection of the selection by the Board of Directors of Price Waterhouse LLP as independent public accountants of the Fund for the fiscal year 1997.

    Votes:  Affirmative       Negative         Abstain

            147,077,803.278   0.000            2,209.126